Exhibit 99.(r)

Historical Current Limits on Index Gains

(Protective Market Defender Annuity)

1/1/24 through 12/31/24

Index	Date Range	Cap Rate	Participation Rate
S&P 500
S&P 500 Price Return Index -5% Floor	1/3/24 to 2/7/24	7.75%	100%
	2/21/24 to 12/18/24	7.25%	100%
S&P 500 Price Return Index -10% Floor	1/3/24 to 2/7/24	12.25%	100%
	2/21/24 to 12/18/24	11.75%	100%
S&P 500 Price Return Index -20% Floor	1/3/24 to 2/7/24	19.25%	100%
	2/21/24 to 12/18/24	18.75%	100%
MSCI EAFE
MSCI EAFE Price Return Index -5% Floor	1/3/24 to 2/7/24	7.75%	100%
	2/21/24 to 12/18/24	7.25%	100%
MSCI EAFE Price Return Index -10% Floor	1/3/24 to 2/7/24	15.75%	100%
	2/21/24 to 12/18/24	15.25%	100%
MSCI EAFE Price Return Index -20% Floor	1/3/24 to 2/7/24	49.75%	100%
	2/21/24 to 12/18/24	45.00%	100%